Exhibit (g)(11)

Amendment to Global Custody Agreement (For Foreign and Domestic Securities)

This Amendment is dated December 14, 2016 (“Effective Date”) to the Global Custody Agreement (For Foreign and Domestic Securities), dated December 26, 2012 (the “Agreement”), and is entered into by and between Financial Investors Trust, a Delaware statutory trust (the “Trust”), and MUFG Union Bank, National Association (f/k/a Union Bank, N.A.) (the “Custodian”).

WHEREAS, the Trust and the Custodian wish to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.         As of the Effective Date, Schedule I of the Agreement is deleted in its entirety and replaced with a new Schedule I attached hereto.

2.         Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.  Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

FINANCIAL INVESTORS TRUST		MUFG UNION BANK, NATIONAL ASSOCIATION

By:	/s/ Edmund J. Burke	By:	/s/ Margaret Bond
Name:	Edmund J. Burke	Name:	Margaret Bond
Title:	President	Title:	Director

Schedule I
to the
Custodian Agreement
by and between

FINANCIAL INVESTORS TRUST
And
MUFG UNION BANK, N.A.

December 14, 2016

Aspen Managed Futures Strategy Fund
Aspen Portfolio Strategy Fund
Aspen Portfolio Strategy Ltd.
Emerald Banking and Finance Fund
Emerald Growth Fund
Emerald Insights Fund
Emerald Small Cap Value Fund
Redmont Resolute Fund
The Disciplined Growth Investors Fund

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